EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES ANNOUNCES PRELIMINARY
SECOND QUARTER 2006 RESULTS
—Announces Eleventh Consecutive Quarterly Dividend—
ARLINGTON, TX, January 19, 2006 — Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced preliminary financial results for the second quarter ended December 31, 2005.
Total revenues for the second quarter are expected to be approximately $73 million compared to previously reported sales guidance of $75 to $78 million. The Company expects to report earnings per share for the second quarter ranging between $0.28 to $0.33 per diluted share. Previous second quarter net earnings per share guidance of $0.75 to $0.80 per diluted share was issued on October 26, 2005.
J. S. B. Jenkins, President and Chief Executive Officer, commented, “There are several factors that led to lower than expected levels of profitability during the quarter. The Company recorded a non-cash charge of approximately $0.14 per diluted share related to goodwill impairment associated with the women’s mass merchant business. Replenishment sales of men’s accessories were slower than expected. The Company also incurred approximately $900,000 in unexpected air freight charges due to manufacturing delays associated with private label packaging and longer factory inspection times of our Eton gift accessories. Finally, our women’s business was negatively impacted by selling merchandise at lower margin levels to reduce excess inventory.”
Mr. Jenkins concluded, “Management is working aggressively to improve profitability at Tandy Brands. We have been successful focusing on our women’s business restructure to reduce operating expenses. Our momentum from the process is currently being applied to a review of each of our women’s product lines to assess their profit contribution and strategic fit to our business. We look forward to providing you with greater detail on our upcoming fiscal second quarter conference call.”
The company also announced today that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable April 20, 2006, to shareholders of record at the close of business on March 31, 2006.

The Company is scheduled to release its second quarter 2006 financial results after the market close on Thursday, January 26, 2006, and will hold a conference call that same day at 4:30 p.m. ET. The dial-in number for the conference call is #913-981-4913. A live webcast of the conference call will also be broadcast at: www.viavid.net. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Thursday, February 2, 2006, and can be accessed by dialing (719) 457-0820, passcode #4844409.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.